Exhibit 10.13
THIRD AMENDMENT
TO THE
WOLVERINE WORLD WIDE, INC.
409A SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    This is an Amendment made this 26th day of December, 2025, by Wolverine World Wide, Inc. ("Wolverine").

W I T N E S S E T H :

    WHEREAS, Wolverine adopted the Wolverine World Wide, Inc. 409A Supplemental Executive Retirement Plan ("plan") effective as of December 11, 2008, and has amended the plan by instruments dated August 31, 2016, and April 29, 2024; and

    WHEREAS, Wolverine wishes to clarify and document the interpretation of existing plan terms following the freeze of accruals under the Wolverine Employees' Pension Plan, Wolverine's qualified defined benefit pension plan referenced under this plan, without changing the calculation of plan benefits or the time and form of any benefit payment under this plan; and

    WHEREAS, Section 11.1 empowers Wolverine to amend the plan.

    NOW, THEREFORE, Wolverine amends Section 5.1 of the plan, and any applicable participation agreement to the extent necessary or required to effectuate this amendment, effective as of December 31, 2025, as follows:

5.1    Retirement Benefits.

A Participant who has 5 Years of Service for vesting purposes after the effective date of either a Participation Agreement under this plan, a Participation Agreement under the Grandfathered SERP, or a written deferred compensation agreement previously entered into between the Participant and the Company (a "Deferred Compensation Agreement"), or who has reached age 65 before Retiring, will be entitled to a benefit computed under this Section, unless the benefit is forfeited under Article 6. For purposes of this Article 5 and Article 7, the terms "Retiring" or "Retire" shall include an Employee's Termination of Employment.

(a)    Annual Benefit. "Annual Benefit" means the benefit determined as of any particular date by (i) multiplying the Participant's Average Earnings by the Participant's Designated Percentage, (ii) multiplying the resulting amount by the Participant's Years of Service (not to exceed 25), and then (iii) adjusting the benefit for form and time of payment under (b) below, if applicable. The Annual Benefit payable from this plan shall be reduced by the Annual Pension Benefit as specified under (c) below.

(i)    Average Earnings. "Average Earnings" means the average of a Participant's Earnings for the four consecutive calendar years that yield the highest average during the ten-year period preceding the date the Participant Retires. In computing Average Earnings, the following rules shall apply:

(A)    Disability. Any year (or partial year) in which the Participant is receiving a disability benefit under Section 5.3 will be omitted from the calculation of Average Earnings if doing so will produce higher Average Earnings.

(B)    Final Year. A Participant's Earnings for the calendar year of retirement or earlier Termination of Employment will be annualized and included in the determination of the Participant's Average Earnings provided it results in a higher amount. In that case, the 10-year period described above shall become an 11-year period as a result of including the Participant's final year of employment in the determination.

(C)    Earnings. For purposes of this provision, "Earnings" means the Employee's Compensation as defined under the Pension Plan (without limitation by Code Section 401(a)(17) and without regard to the freeze of the Pension Plan), but including any amounts the Employee defers under the Wolverine World Wide, Inc. Executive Deferred Compensation Plan in the year the amounts otherwise would have been paid to the Employee. For avoidance of doubt, any amounts paid to the Participant under the Wolverine Executive Long Term Incentive (Three Year) Plan or any comparable or successor long-term bonus plan are excluded.

(ii)    Designated Percentage. "Designated Percentage" means the percentage specified in the Participation Agreement for the Participant.

(iii)    Years of Service. Except as modified below, a Participant (other than an Inactive Participant) is credited with a "Year of Service" for each calendar year in which the Participant completes at least 1,000 Hours of Service (600 Hours of Service for the calendar year beginning January 1, 2020) in accordance with the terms of the Pension Plan commencing with the date of participation in this plan as specified in the Participation Agreement. Upon the recommendation of the Compensation Committee, the Board of Directors of the Company may grant a Participant additional Years of Service for purposes of calculating benefits under this section. The freeze of accruals under the Pension Plan as of December 31, 2025, will not affect the determination of a Participant's Years of Service for purposes of benefits or vesting under this plan.

(A)    Disability. Any period during which a Participant is receiving a disability benefit under Section 5.3 will count as Years of Service for computation of any benefit under this plan (other than a disability benefit) and will not count as Years of Service for computation of the disability benefit.

(B)    Maximum. The maximum number of Years of Service for purposes of computing the Participant's Annual Benefit shall be 25.

(b)    Actuarial Adjustments. If payment to the Participant commences prior to or after the date the Participant attains age 65 or in a form other than a single life annuity, the Participant's Annual Benefit shall be adjusted in accordance with the following provisions.

(i)    Age of Commencement. If the Participant begins receiving a benefit between age 60 and 65, the actuarially equivalent reduction in the benefit amount shall be .1666% (1/6 of 1%) for each month between the date the benefit begins and the first day of the month following the month in which the Participant would attain age 65. If the Participant begins receiving benefits between age 55 and 60, the actuarially equivalent reduction shall be an additional .333% (1/3 of 1%) for each month between the date the benefit begins and the first day of the month following the month in which the Participant would attain age 60. For avoidance of doubt, and consistent with Section 7.3, if the Participant (other than an Inactive Participant) begins receiving a benefit at least 12 months after attaining age 65 (not including any applicable Specified Employee postponement), the Participant's Annual Benefit will be adjusted for late payment using the applicable interest rate specified in Section 2.5, subject to any minimum or maximum rates determined annually based on the appropriate segment rate(s) determined by the Administrator for the Participant.

(ii)    Form. All forms of payment will be actuarially equivalent to the benefit payable as a single life annuity. If payment is made in a form other than a single life annuity, the amount of the benefit shall be adjusted based on the actuarial factors determined under Section 2.5.

(c)    Annual Pension Benefit. The amount of Participant's Annual Benefit payable from this plan will be reduced by the deemed amount of the Participant's Annual Pension Benefit calculated as if commencing on the later of (i) the date benefits begin under this plan or (ii) the earliest date the Participant would be eligible to commence payment under the Pension Plan regardless of whether payment actually commences on that date. The amount of the Annual Pension Benefit is determined under (i) below and then adjusted, as necessary, under (ii) below.

(i)    Amount. The amount of the Annual Pension Benefit is the annual benefit that would be payable to the Participant under the Pension Plan in the form of a single life annuity commencing at the later of the Participant's normal retirement date under the Pension Plan or the date that the Participant begins to receive benefits under this plan.

(ii)    Actuarial Adjustments. If payment of the Participant's Annual Benefit commences under this plan prior to the date the Participant attains age 65 or in a form other than a single life annuity, the Participant's Annual Pension Benefit shall be adjusted under (A) and/or (B) below, as applicable.

(A)    Age. If the Participant is eligible to commence payment under the Pension Plan prior to the Participant's normal retirement date under that plan, the Annual Pension Benefit determined under (i) above will be adjusted to the earliest date the Participant would have been eligible to commence payment under the Pension Plan regardless of whether payment actually commences on that date based on the early retirement reduction factors specified in the Pension Plan.

(B)    Form. If the Participant's Annual Benefit is payable in a form other than a single life annuity, the Participant's Annual Pension Benefit will be adjusted to that form of payment based on the actuarial assumptions specified in the Pension Plan for determining actuarially equivalent forms of payment regardless of whether the Participant elects the same form of payment for the benefit payable from the Pension Plan.

        Except as herein amended, Wolverine ratifies the plan.

        IN WITNESS WHEREOF, Wolverine has caused this instrument to be executed by a proper officer on the day and year first above written.

WOLVERINE WORLD WIDE, INC.

By /s/Dave Latchana

    Its Chief Legal Officer and Secretary

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